Exhibit 99.1

Keating Capital Discloses Top Portfolio Holdings and Pro Forma NAV

Pro forma cash of $22.5 million, or $2.46 per share, following recent dispositions

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--May 23, 2013--Keating Capital, Inc. (“Keating Capital” or the “Company”) (Nasdaq: KIPO) disclosed today that, following the complete disposition of its holdings in LifeLock, Inc., Corsair Components, Inc. and Solazyme, Inc. during April and May, the Company’s top five holdings as of May 22, 2013 were: SilkRoad, Inc., Glam Media, Inc., Jumptap, Inc., Metabolon, Inc., and Xtime, Inc.

1. SilkRoad, Inc. Founded in 2003 and headquartered in Chicago, Illinois, SilkRoad is a global provider of cloud-based social talent management software. At March 31, 2013, the Company’s Series C convertible preferred stock investment in SilkRoad was valued at $6,630,000 and represented 9.1% of the Company’s net assets.

2. Glam Media, Inc. Founded in 2004 and headquartered in Brisbane, California, Glam Media is an online media and social networking company focused on matching targeted audiences with targeted content through its properties in the lifestyle, entertainment, home, health and wellness, food and parenting categories. At March 31, 2013, the Company’s Series F convertible preferred stock investment in Glam Media was valued at $5,600,000 and represented 7.7% of the Company’s net assets.

3. Jumptap, Inc. Founded in 2005 and headquartered in Cambridge, Massachusetts, Jumptap is a mobile advertising network and data platform that helps global brands target, place and track advertising on mobile phones and tablets. At March 31, 2013, the Company’s Series G convertible preferred stock investment in Jumptap was valued at $5,320,000 and represented 7.3% of the Company’s net assets.

4. Metabolon, Inc. Founded in 2000 and headquartered in Research Triangle Park, North Carolina, Metabolon offers metabolic profiling technology to identify, quantify, and analyze biochemical processes occurring within cells and uses biomarkers identified by its technology to develop molecular diagnostic tests intended to detect and measure the aggression and stage of diseases such as diabetes and cancer. At March 31, 2013, the Company’s Series D convertible preferred stock investment in Metabolon was valued at $4,710,000 and represented 6.5% of the Company’s net assets.

5. Xtime, Inc. Founded in 1999 and headquartered in Redwood Shores, California, Xtime is a software as a service provider of Web scheduling and CRM solutions for automotive service departments. At March 31, 2013, on a combined basis, the Company’s investment in Xtime’s Series 1A preferred stock, common stock warrants and IPO warrants had an aggregate fair value of $4,612,167 and represented 6.3% of the Company’s net assets.

As a result of the disposition of the Company’s positions in LifeLock, Corsair and Solazyme during April and May, the Company’s net asset value as of March 31, 2013 on a pro forma basis after giving effect to these dispositions was $7.97 per share. The calculation of the pro forma net asset value is set forth below. The net change in unrealized appreciation (depreciation) on investments represents the reversal of the unrealized appreciation or depreciation that had been recorded for each of these investments as of March 31, 2013.

			Net assets	Net asset value per share*

Net asset value as of March 31, 2013			$73,092,420	$8.00

Pro forma changes in net assets and net asset value

Portfolio company dispositions:	Net realized gain	Net change in unrealized appreciation (depreciation) on investments
LifeLock	$3,675,041	$(4,095,660)	(420,619)
Corsair	675,317	(991,920)	(316,603)
Solazyme	49,820	351,331	401,151
Total	$4,400,178	$(4,736,249)	$(336,071)

Change in accrued incentive fees:
		Reduction in accrued incentive fee
Accrued incentive fees payable to investment adviser		$8,638	$8,638

Total pro forma changes in net assets and net asset value			$(327,433)	$(0.03)

Net asset value as of March 31, 2013 (on pro forma basis)			72,764,987	$7.97

*Per share value based on 9,132,222 shares outstanding as of March 31, 2013.

As of March 31, 2013, the Company’s net assets included approximately $7.6 million of cash, or the equivalent of $0.83 per share. However, the Company realized net proceeds of approximately $14.9 million from the above portfolio company dispositions resulting in a cash position of approximately $22.5 million, or the equivalent of $2.46 per share, as of March 31, 2013 on a pro forma basis after giving effect to these dispositions. The Company’s Board of Directors currently intends to declare a distribution of at least 90% of the net realized gains of approximately $4.4 million generated from its dispositions of LifeLock, Corsair and Solazyme, subject to any gains or losses realized on other portfolio company investments. The Company intends to make additional portfolio company investments from its cash position, subject to its policy to retain approximately $10 million in cash and cash equivalents to fund future operating expenses.

About Keating Capital, Inc.

Keating Capital is a business development company that specializes in making pre-IPO investments in innovative, emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

To be added to Keating Capital’s email distribution list to receive quarterly newsletters and other announcements, go to www.KeatingCapital.com/contact.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
mb@keatinginvestments.com